Exhibit 99.1

Victory Capital Reports November 2022 Assets Under Management

SAN ANTONIO, Texas--(BUSINESS WIRE)--December 9, 2022--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $161.5 billion as of November 30, 2022. The Company also reported average assets under management for the month of November of $157.1 billion.

Victory Capital Holdings, Inc.
Assets Under Management[1]
(unaudited; in millions)
	As of:
By Asset Class	Nov. 30, 2022	Oct 31, 2022
Solutions	$54,329	$51,327
Fixed Income	26,957	26,614
U.S. Mid Cap Equity	29,962	28,331
U.S. Small Cap Equity	16,114	15,524
U.S. Large Cap Equity	11,795	11,368
Global / Non-U.S. Equity	14,644	13,266
Alternative Investments	4,366	4,997
Total Long-Term Assets	$158,166	$151,428
Money Market / Short Term Assets	3,284	3,275
Total Assets Under Management	$161,450	$154,703

By Vehicle
Mutual Funds[2]	$104,606	$100,758
Separate Accounts and Other Pooled Vehicles[3]	51,034	48,388
ETFs[4]	5,810	5,557
Total Assets Under Management	$161,450	$154,703

[1]Total AUM includes both discretionary and non-discretionary client assets. Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.

[3]Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.

[4]Represents only ETF assets held by third parties. Excludes ETF assets held by other Victory Capital products.

About Victory Capital

Victory Capital is a diversified global asset management firm with $161.5 billion in assets under management as of November 30, 2022. It was ranked No. 55 on the Fortune 100 Fastest-Growing Companies list for 2022 and is one of only 24 companies to make the list for the second consecutive year. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 12 autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment products, including mutual funds, ETFs, separately managed accounts, alternative investments, third-party ETF model strategies, collective investment trusts, private funds, and a 529 Education Savings Plan.

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Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Jessica Davila
Director of Global Communications
210-694-9693
Jessica_davila@vcm.com